Exhibit 10.18

Notice of Grant of Stock Option	Eclipsys Corporation ID: 65-0632092
«Name» «StreetAddress» «CityStateZip»	Option Number: «OptionNumber» Plan: 2005 Stock Incentive Plan Employee ID: «IDNumber»

Effective ___________ (the “Grant Date”), you have been granted a non-statutory option to buy «TotalShares» shares of common stock of Eclipsys Corporation (the "Company") at an exercise price of $_________ per share. This option vests and becomes exercisable (i) with respect to 20% of the underlying shares on the first day of the calendar month immediately following the first anniversary of the Grant Date (the “First Vesting Date”); and (ii) with respect to the remaining 80% of the underlying shares in 48 equal consecutive monthly installments on the first day of each calendar month following the First Vesting Date, provided that vesting will not occur if you are not employed with the Company (as defined in the Plan) on the scheduled vesting date. The option expires, to the extent not earlier terminated or exercised, on the tenth anniversary of the Grant Date or such earlier date as the Plan provides.

The option is granted under and governed by the terms and conditions of this notice, the Company's 2005 Stock Incentive Plan (the “Plan”), and any other applicable written agreement between you and the Company. By your acceptance of this option, and also by its exercise, you agree to such terms and conditions and confirm that your receipt and exercise of this option is voluntary.

Except as otherwise provided in the Plan or a separate written agreement between you and the Company signed by an executive officer of the Company, (i) no vesting will occur before the First Vesting Date, vesting of the option will occur only on scheduled vesting dates, without any ratable vesting for periods of time between vesting dates, and any termination of your employment for any reason or no reason (unless you are then or are becoming a member of the Board of Directors of the Company) will result in cessation of vesting and lapse of the option to the extent not yet vested at the time of termination; (ii) vested options may be exercised only for a period of 90 days following termination of your employment (or 365 days following termination if your employment ends as a result of death); and (iii) notwithstanding the foregoing, vesting will be suspended during the portion of any leave of absence (LOA) you have in excess of 180 days, and if you return to work following such a LOA, any scheduled vesting dates that passed during the suspension of vesting will be added to the end of the original vesting schedule, with vesting on each such additional vesting date in the amount of shares not vested on the corresponding vesting date during the period of the suspension, contingent upon your continue employment.

As a condition to vesting and exercise of this option, you must enter into the Eclipsys Proprietary Interest Protection Agreement, in the standard form generally used for all new employees who live in your state of residence. If you breach in any material respect the Proprietary Interest Protection Agreement between you and the Company, or any other contract between you and the Company, or your common law duty of confidentiality or trade secret protection, and you fail to cure that breach in full within ten days of notice and demand for cure by the Company, then such breach shall entitle the Company, in its discretion and in addition to any other legal or equitable remedies available to it, to do any or all of the following: (1) cancel and terminate as of the date of such breach any unvested and/or unexercised portion of this stock option; (2) require you to disgorge to the Company the net income you earned from any shares received by you upon exercise of this option that you transferred at any time from 12 months before such breach until 30 days after the Company learned of such breach, and for this purpose net income means the sales price less the exercise price less applicable income taxes you paid in connection with such shares; (3) require you to tender back to the Company any share of Company stock you own that you acquired upon the exercise of this stock option at a price equal to the exercise price you paid for such share; and/or (4) obtain injunctive relief or other similar remedy in any court with appropriate jurisdiction in order to specifically enforce the provisions hereof. The Company may suspend any exercise of this option pending cure of any such breach.

Unless otherwise permitted by the Company’s Board of Directors, you must pay the exercise price and meet any tax obligations in cash.

For purposes of this option, the definition of “Good Reason” under the Plan shall be as follows, notwithstanding any Plan provision to the contrary: “Good Reason” shall mean any significant diminution in the Participant’s responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation (base salary plus target bonus) payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be.

The Prospectus for the Plan, the Plan document, the Company’s Annual Report on Form 10-K, and other filings made by the Company with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.

No representations or promises are made regarding the duration of your employment or service, vesting of the option, the value of the Company's stock or this option, or the Company's prospects. The Company provides no advice regarding tax consequences or your handling of this option; you agree to rely only upon your own personal advisors.

ECLIPSYS CORPORATION By: Name Title